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                                                                    EXHIBIT 6.11

                              CONSULTING AGREEMENT

CONSULTING AGREEMENT made this ___ day of January, 2001 by and between D.M. RANSOM ASSOCIATES, INC., a _________________ corporation ("Ransom"), and ULTRASTRIP SYSTEMS, INC., a Florida corporation ("Ultrastrip").

                                    RECITAL:

Ultrastrip wishes to engage Ransom as a part-time consultant and Ransom is willing to accept such engagement on the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, it is agreed as follows:

1. RESPONSIBILITIES. As an independent contractor, Ransom shall devote time and attention to (a) developing and advancing business relationships between Ultrastrip and Middle Eastern entities and entities in other regions of the world designated by Ultrastrip requiring the products and/or services offered by Ultrastrip, and (b) generating investment capital for Ultrastrip. Services shall be rendered by Ransom without any direct supervision by Ultrastrip. Ransom shall devote such time as is necessary to fulfill such duties.

2. COMPENSATION. As compensation for services hereunder, Ultrastrip shall pay Ransom (a) a commission in the amount of two percent (2%) of the gross amount of investment capital paid to Ultrastrip generated by Ransom, except for any investments made by Projects International, which shall not be subject to the payment of commissions hereunder, and (b) a fee of five thousand dollars ($5000) per trip undertaken by Ransom at Ultrastrip's written request.

3. EXPENSE REIMBURSEMENT. Ultrastrip shall reimburse Ransom for all travel, entertainment and other expenses paid or incurred by Ransom in performing services hereunder upon presentation of expense statements, vouchers or other evidence of payment, provided that Ransom shall have received the express written consent of Ultrastrip before the incurrence of any expense in excess of one hundred dollars ($100.00).

4. INVENTION ASSIGNMENT; CONFIDENTIALITY COVENANT.

         (a) PROPRIETARY INFORMATION.



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                  (i) Ransom acknowledges that during the course of performing services hereunder, Ultrastrip may disclose information to it which Ultrastrip considers proprietary and secret ("Proprietary Information"). Any such Proprietary Information shall be disclosed to Ransom in written or oral form and marked "Proprietary Information" if in written form.

                  (ii) Ransom shall not disclose any Proprietary Information to any person or entity other than representatives or agents of Ultrastrip. Ransom shall treat all such information as the confidential and proprietary property of Ultrastrip.

                  (iii) Information shall not be deemed or marked "Proprietary Information" if it (A) is or becomes generally available to the public other than by disclosure in violation of this Agreement; (B) was within Ransom's possession prior to being furnished to it by Ultrastrip hereunder; (C) becomes available to Ransom on a non-confidential basis from a party which does not have a confidentiality obligation to Ultrastrip respecting such information; or (D) is independently developed by Ransom without reference to any information received from Ultrastrip by Ransom.

                  (iv) Ransom may disclose any Proprietary Information that is required to be disclosed by law, government or court order. If disclosure is required, Ransom shall give Ultrastrip advance notice so that Ultrastrip may seek a protective order or take other action reasonable in light of the circumstances.

                  (v) Upon termination of this Agreement, Ransom shall promptly return to Ultrastrip all materials containing Proprietary Information as well as data, records, reports and other property furnished by Ultrastrip to Ransom, together with all copies of any of the foregoing. Notwithstanding such return, Ransom shall continue to be bound by the terms of the confidentiality provisions contained in this Agreement for a period of three (3) years after termination of this Agreement.

         (b) INTELLECTUAL PROPERTY. Ransom shall promptly and fully disclose to Ultrastrip those inventions, improvements, discoveries, processes, formulas, techniques, methods, trade secrets or other intellectual property, whether or not patentable or copyrightable (collectively defined as "Inventions"), made, conceived, developed or first reduced to practice by Ransom, either alone or jointly with others, while performing services hereunder. Ransom hereby assigns to Ultrastrip all of its right, title and interest in such Inventions. Ransom shall execute any documents necessary to perfect the assignment of such Inventions to Ultrastrip and to enable Ultrastrip to apply for, obtain and enforce patents or copyrights in any and all countries on such Inventions.

         (c) DATA OWNERSHIP. Ownership of data generated by Ransom while performing its duties under this Agreement is vested exclusively in Ultrastrip.




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         (d) ABSENCE OF CONFLICT. Ransom represents and warrants that its performance of all the terms of this Section 4 does not and will not breach any agreement to keep in confidence Proprietary Information acquired by it in confidence or in trust. Ransom further represents and warrants that it has not entered into and shall not enter into any agreement, either written or oral, in conflict with its ability to assign specific rights as described herein or with its ability to perform its duties as described herein.

5. ADDITIONAL COVENANTS. Ransom acknowledges that Ultrastrip would be irreparably harmed if Ransom fails to comply with the obligations listed below. Accordingly, in consideration of the benefits inuring to Ransom hereunder, and as an inducement to Ultrastrip to enter into this Agreement, Ransom hereby covenants and agrees that during the Term and for a period of three (3) years from the date of termination or expiration of the Term or any extension thereto, Ransom will not:

         (a) disclose to any third party Proprietary Information obtained during the Term of this Agreement without the express written permission of Ultrastrip unless expressly required to do so by a regulatory agency or by a court order;

         (b) solicit, entice or induce any employee of Ultrastrip to terminate his employment or engage in any competitive business;

         (c) solicit, entice or induce any vendor, investor, customer or distributor of Ultrastrip to terminate or diminish its relation with Ultrastrip; or

         (d) otherwise damage, disparage or interfere with Ultrastrip's business.

Ransom acknowledges that the foregoing covenants will not prevent it from consulting for other companies. They are designed to prevent a competitive business from gaining unfair advantage from Ransom's knowledge of Proprietary Information or otherwise damaging or interfering with Ultrastrip's business.

Ultrastrip hereby covenants and agrees not to request Ransom to perform any services Ransom does not consider to be consistent with its best professional judgment. Ultrastrip further agrees that it will not knowingly damage, disparage or interfere with the professional reputation of Ransom during the Term or subsequently.

6. TERMINATION. This Agreement shall commence on the date of mutual execution hereof and expire December 31, 2001 (the "Term"). Ransom may terminate this Agreement upon sixty (60) days' prior written notice. Ransom's covenants and agreements under Sections 4 and 5 hereof shall survive the termination or expiration of the Term. Ransom acknowledges that legal remedies for the breach


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or threatened breach of such covenants and agreements would be inadequate and therefore agrees that Ultrastrip shall be entitled to injunctive relief, in addition to any other available rights and remedies, in case of any breach or threatened breach.

Ultrastrip may terminate this Agreement upon sixty (60) days' prior written notice for breach hereof by Ransom, if Ultrastrip enters into bankruptcy or receivership proceedings, or in the event of a merger or consolidation in which Ultrastrip is not the survivor.

7. MISCELLANEOUS.

         (a) In the event that there is any dispute between the parties hereto, the parties agree to submit the matter to binding arbitration in Stuart, Florida in accordance with the commercial rules of the American Arbitration Association then applicable before a panel of three (3) arbitrators. The decision of the panel of arbitrators shall be final, binding and conclusive upon the parties hereto and judgment thereon may be entered in any court having jurisdiction. The costs of such arbitration shall be paid or reimbursed by the non-prevailing party.

         (b) This Agreement contains the entire understanding between the parties concerning the subject matter hereof.

         (c) This Agreement may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

         (d) Any notices, demands, directions or requests required or desired to be given hereunder to a party hereto shall be in writing and shall be given or made by first-class mail to the respective address written below. Each party may designate a different address by notice in writing to the other party.

         (e) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors.

         (f) This Agreement shall be construed in accordance with and governed by the laws of the State of Florida.







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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                               ULTRASTRIP SYSTEMS, INC.

                               By: /s/ Dennis E. McGuire
                                  --------------------------------
                                      Dennis E. McGuire, President
                                      Address: 3515 S.E. Lionel Terr.
                                               Stuart, FL 34996


                               D.M. RANSOM ASSOCIATES, INC.


                               By: /s/ David M. Ransom
                                  --------------------------------
                                  David M. Ransom, President
                                  Address: 2269 Cathedral Ave. N.W.
                                           Washington, DC 20008-1510


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